EXHIBIT 10.16

COAL LOADING, TRANSPORT, AND DELIVERY AGREEMENT

This “Agreement” between Tersteeg Transport Inc. (“Tersteeg”) located at 110 1st St. North Olivia, MN 56277 and Heron Lake BioEnergy, LLC (“HLBE”) located at 91246 390th Avenue, Heron Lake, MN is valid as of April 1, 2007.  The term of this Agreement shall be contingent upon the execution of, and coincide with, HLBE’s other five-year coal Agreements which will terminate no sooner than December 31, 2011 and no later than April 1, 2012, provided that Tersteeg performs in accordance with this Agreement.

HLBE is constructing a coal-fired ethanol facility (“Facility”) in Heron Lake, MN that is expected to become operational in mid-May 2007 and that is expected to require approximately 100,000 tons of coal per year at full output.  HLBE has contracted for coal deliveries to Southern Minnesota Beet Sugar Cooperative’s (“SMBSC”) facilities near Renville, MN and shall expect Tersteeg to load, transport, and deliver HLBE’s coal from such location to HLBE’s Facility at Heron Lake, MN in accordance with its requirements, which shall be regularly communicated to Tersteeg.

Tersteeg operates a trucking and heavy machinery business in Minnesota as an independent contractor and regularly has loading equipment and personnel on-site at SMBSC’s Renville facilities.  Tersteeg has familiarized itself with SMBSC’s facilities and HLBE’s Facility, their respective operational requirements, potential haul routes, weather, truck laws and weight limit regulations in Minnesota, and on the basis of such information and other information, has agreed to load, transport, and deliver HLBE’s coal for a base rate of $9.00 per ton at an assumed diesel fuel price of between $2.406-$2.470 per gallon.  Such rate shall be subject to (1) one annual 3% increase on the anniversary date of this Agreement and (2) adjustments for changes in the price of diesel fuel posted by EIA for each billing period in accordance with Attachment A, which shall also be subject to an annual 3% increase.

By this Agreement, HBLE commits to having Tersteeg load, transport, and deliver all of HLBE’s coal requirements to its Facility, but is making no representation or warranty as to its actual annual coal requirements.  HLBE agrees to make required payments to invoices submitted by Tersteeg in two week intervals on a 15 day net basis. If HLBE fails to make a payment on scheduled due date, interest on payment shall accrue at 1% per month billed twice per month.

Tersteeg shall load and haul coal in compliance with all applicable federal, state, and local laws and regulations. Tersteeg is responsible for having “clean trucks” free from any foreign material. Tersteeg agrees to maintain an adequate supply of coal at HLBE’s Facility sufficient for HLBE’s operational requirements.  Tersteeg shall be responsible for HLBE’s coal in transit and any losses incurred during the time it is in Tersteeg’s possession, including any clean-up costs. Tersteeg shall maintain sufficient cargo liability coverage to protect Heron Lake BioEnergy from losses incurred in transportation of coal to the HLBE facility.  Tersteeg shall maintain a minimum of 50% supply in the storage tank at all times. The only exception to this requirement would be adverse weather lasting more than three (3) consecutive days allowing no travel.

HLBE agrees to compensate Tersteeg for detention time in the event that mechanical defects at HLBE’s Facility won’t allow Tersteeg to unload coal within forty-five (45) minutes at arrival at such Facility.  Detention time for such occurrences shall be charged at a “Detention Rate” of $25.00 per hour for the time documented by Tersteeg for each truck at HLBE’s Facility waiting to dump coal.  Such Detention Rate shall be subject to an annual 3% increase at the anniversary date of this Agreement.  In the event that Tersteeg is directed by HLBE to return loads to SMBSC’s facilities due to mechanical defects at HLBE’s Facility, there shall be no extra charge to return. The total cost of this trip will stay @ the regular delivery charges.

In the event that Tersteeg is directed by HLBE to deliver loads of coal to alternate sites, the rates for such deliveries will be mutually agreed upon between the parties prior to making those deliveries.

Tersteeg agrees to defend, indemnify, and hold harmless HLBE and its employees and officials from any claims, demands, actions or causes of action, including reasonable attorney’s fees and expenses rising out of any act or omission on the part of Tersteeg, or its subcontractors, partners or independent contractors or any of their agents or employees in the performance of or with relation to any of the work or services to be performed or furnished by Tersteeg or subcontractors, partners, or independent contractors or any of their agents or employees under the agreement.

As evidence of required coverage, Tersteeg shall furnish an original Certificate of Insurance to HLBE before work commences.  The Certificate should include a minimum 90-day written notice of intent to cancel, suspend or reduce coverage.  The Certificate should identify HLBE as an Additional Insured for relevant coverages, except Workers Compensation.  Insurance should be placed with a current A.M. Best rating of no less than A: Class Size VII.  Tersteeg Transport Inc. shall maintain a minimum of $1,000,000 of commercial general liability and automobile coverage for the duration of this contract.

In the event that HLBE is dissatisfied with service provided by Tersteeg, it shall have the right to terminate this Agreement with five (5) days notice, provided that Tersteeg has been notified of HLBE’s concerns and has had sufficient reasonable time to implement measures to correct such deficiencies to HLBE’s satisfaction.

/s/ Alan M. Tersteeg		/s/ Robert J. Ferguson

Tersteeg Transport, Inc.		Heron Lake BioEnergy, LLC

Alan M. Tersteeg, President		Robert J. Ferguson, President

Board of Governors

Date:	4/3/07	Date:	4/6/07

Witnessed by:

/s/ Peggy Tersteeg		/s/ Jean M. Ferguson

Date:	4/3/07	Date:	4/6/07

Attachment A:  Rate Schedule for Changes in Diesel Fuel Prices

	RATE CHARGED TO HLBE ($ /TON)
EIA AVG COST PER GALLON	YEAR 1	YEAR 2	YEAR 3	YEAR 4	YEAR 5
1.431 -1.495	$8.10	$8.34	$8.59	$8.85	$9.12
1.496 - 1.560	$8.16	$8.40	$8.66	$8.92	$9.18
1.561- 1.625	$8.22	$8.47	$8.72	$8.98	$9.25
1.626 - 1.690	$8.28	$8.53	$8.78	$9.05	$9.32
1.691 - 1.755	$8.34	$8.59	$8.85	$9.11	$9.39
1.76 - 1.820	$8.40	$8.65	$8.91	$9.18	$9.45
1.821 - 1.885	$8.46	$8.71	$8.98	$9.24	$9.52
1.886 - 1.950	$8.52	$8.78	$9.04	$9.31	$9.59
1.951 - 2.015	$8.58	$8.84	$9.10	$9.38	$9.66
2.016 - 2.080	$8.64	$8.90	$9.17	$9.44	$9.72
2.081 - 2.145	$8.70	$8.96	$9.23	$9.51	$9.79
2.146 - 2.210	$8.76	$9.02	$9.29	$9.57	$9.86
2.211 - 2.275	$8.82	$9.08	$9.36	$9.64	$9.93
2.276 - 2.340	$8.88	$9.15	$9.42	$9.70	$9.99
2.341 - 2.405	$8.94	$9.21	$9.48	$9.77	$10.06
2.406 - 2.470	$9.00	$9.27	$9.55	$9.83	$10.13
2.471 - 2.535	$9.06	$9.33	$9.61	$9.90	$10.20
2.536 - 2.600	$9.12	$9.39	$9.68	$9.97	$10.26
2.601 - 2.665	$9.18	$9.46	$9.74	$10.03	$10.33
2.666 - 2.730	$9.24	$9.52	$9.80	$10.10	$10.40
2.731 - 2.795	$9.30	$9.58	$9.87	$10.16	$10.47
2.796 - 2.860	$9.36	$9.64	$9.93	$10.23	$10.53
2.861 - 2.925	$9.42	$9.70	$9.99	$10.29	$10.60
2.926 - 2.990	$9.48	$9.76	$10.06	$10.36	$10.67
2.991 - 3.055	$9.54	$9.83	$10.12	$10.42	$10.74
3.056 - 3.120	$9.60	$9.89	$10.18	$10.49	$10.80
3.121 - 3.185	$9.66	$9.95	$10.25	$10.56	$10.87
3.186 - 3.250	$9.72	$10.01	$10.31	$10.62	$10.94
3.251 - 3.315	$9.78	$10.07	$10.38	$10.69	$11.01